Conmed Healthcare Management, Inc. Appoints John W. Colloton to Board of Directors

LA PLATA, Md.--(BUSINESS WIRE)—August 13, 2007 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services, announced today it has appointed Mr. John W. Colloton to its board of directors. Mr. Colloton has enjoyed a successful career spanning four decades in the healthcare services market, and currently serves as Director Emeritus of the University of Iowa Hospitals (a position he has held since 2001), as lead director of Wellmark, Inc. (Iowa-South Dakota Blue Cross and Blue Shield), and as director of AmericanCareSource in Dallas, Texas.

From 2004 to 2006, Mr. Colloton served as director of Allion Healthcare, Inc. Prior to that, from 1989 to 2003 Mr. Colloton served as a director of Baxter International, Inc. and as director and CEO of the University of Iowa Hospitals and Clinics from 1971 to 1993. In addition, Mr. Colloton served as Vice President of the University of Iowa for Statewide Health Services from 1993 to 2000.

Dr. Richard W. Turner, President and CEO of Conmed stated, “This is a landmark day for Conmed. John is a great addition to the Conmed board, bringing valuable depth, insight and experience to our team. I am confident John will help us more efficiently execute our business plan and achieve our objectives, as well as better enable us to create shareholder value. I am looking forward to John’s strategic input and contribution to the future growth of our company.”

Mr. Colloton added, “I’m very pleased to have this opportunity to serve Conmed and its investors. I believe Conmed is well positioned to take advantage of opportunities presented in the correctional healthcare services market and I look forward to working closely with the management team and the Conmed Board in enhancing the Company’s record of success.”

Mr. Colloton’s appointment as a director was unanimously recommended by the nominating committee of Conmed’s board of directors. Consistent with the Company’s corporate governance guidelines, the nominating committee will continue to review and evaluate the composition of Conmed’s board, including the appointment of additional directors, as necessary

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 20 detention centers and facilities at the county level throughout the United States. Conmed’s services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control including, without limitation, the Company’s ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com
or
Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com
or
Brett Maas, 646-536-7331
brett@haydenir.com